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                                                                     EXHIBIT 5.1


                                                                October 22, 2001


Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392


Dear Sirs or Mesdames:

               We have acted as counsel to Principal Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to 20,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the Principal Financial Group, Inc. Stock Incentive Plan, the Principal Financial Group Long-Term Performance Plan, the Principal Financial Group, Inc. Directors Stock Plan and the Principal Financial Group, Inc. Employee Stock Purchase Plan (together, the "Plans").

               We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

               Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,


                                        /s/ Debevoise & Plimpton